April 14, 2004 - For immediate release Contact:
Scott Shockey, CFO or Bryna Butler, Corporate Communications
1-800-468-6682 or (740) 446-2631

                      OVBC Increases Earnings and Dividends
                      -------------------------------------

GALLIPOLIS, Ohio-- Ohio Valley Banc Corp. [Nasdaq:OVBC] President and CEO Jeffrey E. Smith announced that the Board of Directors approved an increase in quarterly cash dividends of 5.5 percent. Cash dividends will increase to $.19 per share from $.18 per share payable May 10, 2004 to shareholders of record April 26, 2004. The announcement was made at the Company's Annual Shareholders' Meeting held today at the Morris & Dorothy Haskins Ariel Theatre in Gallipolis, Ohio. Also during the meeting, Steven B. Chapman, Robert H. Eastman and Jeffrey
E. Smith were re-elected to the Board of Directors to each serve a three year term ending in 2007.

Just prior to the meeting, Ohio Valley Banc Corp. reported consolidated net earnings for the quarter ended March 31, 2004 of $1,566,000 representing a 7.3 percent increase over the $1,460,000 for the same time period a year ago. Net income per share increased 7.1 percent for the first quarter at $.45 per share compared to $.42 per share in the first quarter of 2003.

Management was pleased to continue earnings growth into 2004. The growth in earnings was the result of a significant improvement in asset quality. The Company's ratio of nonperforming loans to total loans stood at .53 percent at March 31, 2004, as compared to 1.70 percent at March 31, 2003. With the decline in nonperforming loans, the Company's net charge-offs for the first quarter of 2004 are down $1,064,000 from the same time period last year. This decline in nonperforming loans and net charge-offs allowed management to reduce provision for loan losses. For the three months ended March 31, 2004, provision for loan losses decreased $617,000 from the three months ended March 31, 2003. "As a result of the efforts of our collectors, lenders and attorneys to reduce nonperforming loans, the Company's balance sheet is much stronger than a year ago, stated Smith. The allowance for loan losses was 1.38 percent of total loans at March 31, 2004, as compared to 1.27 percent at March 31, 2003." Included in the $8 million allowance for loan losses are estimated specific and nonspecific allowance allocations for the increased volume of commercial loan activity.

For the first quarter of 2004, net interest income of $6,923,000 essentially matched the net interest income for the same period last year due to the growth in earning assets being offset by declining interest rates. Comparing the first three months of 2004 to the same time period last year, total interest income declined $721,000 or 6.2 percent compared to a total interest expense decline of $728,000 or 15.5 percent. With continued low interest rates, the net interest margin decreased to 4.24 percent for the first quarter of 2004, as compared to
4.36 percent for the same period in 2003. The Company's growth in average earning assets for the first quarter of 2004 exceeds the prior year by $12,589,000 or 1.9 percent.

Noninterest income totaled $1,306,000 for the first quarter of 2004 compared to $1,446,000 a year ago representing a 10 percent decrease. The decrease in noninterest income was related to a decline in the sales of secondary market real estate loans due to lower mortgage refinance volume and a shift to variable rate mortgage originations. Gain on sale of loans was down $190,000 from the prior year. Offsetting a portion of this decline was an increase in service charges on deposit accounts of $62,000 or 8.9 percent.

Noninterest expense totaled $5,187,000 for the three months ending March 31, 2004, an increase of only $263,000 or 5.3 percent. Salary and employee benefits, the Company's largest noninterest expense, totaled $3,040,000 for the first quarter of 2004, up $243,000 from the prior year. The increase was due to annual merit increases and rising benefit costs. The remaining noninterest expenses are up only $20,000 collectively.

Total assets increased $5,864,000 from year end 2003 to reach $713,191,000 at March 31, 2004. Driving asset growth for the first quarter of 2004 was loan growth of $10,835,000 which equals an annual growth rate of 7.6 percent as compared to the 2.5 percent growth rate for 2003. Commercial loans contributed to approximately half of the loan growth. Total deposits grew $22,577,000 from year end to fund loan growth and to reduce borrowed funds which are down $17,967,000. The growth in deposits was primarily in certificates of deposit originated from local and national markets.

Smith also announced during the meeting the 29th Street Huntington SuperBank will move to the new Wal-Mart Supercenter on U.S. Route 60 in mid summer. Discussions were ongoing with Holzer Medical Center for a suitable location for a SuperBank on the Holzer Medical Center/Holzer Clinic campus. The SuperBank, which would be the 3rd in Gallia County, would bring convenience banking to 1,800 employees of Gallia County's largest industry, healthcare. He also announced news of a major renovation planned for the traditional bank in Jackson, Ohio.

Ohio Valley Banc Corp. common stock is traded on The NASDAQ Stock Market under the symbol OVBC. The holding company owns three subsidiaries: Ohio Valley Bank, with 17 offices in Ohio and West Virginia; Loan Central, with five consumer finance company offices in Ohio, and Ohio Valley Financial Services, an insurance agency based in Jackson, Ohio. The company's Web site is www.ovbc.com.

                          Forward-Looking Information
                          ---------------------------

Certain statements contained in this release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes," "anticipates," "expects," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures;
(iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes. Forward-looking statements speak only as of the date on which they are made and Ohio Valley undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

                                                      Three months ended
                                                           March 31,
                                                      2004         2003
                                                   ----------   ----------
PER SHARE DATA
  Earnings per share                                  $0.45        $0.42
  Dividend per share                                  $0.18        $0.17
  Book value per share                               $15.71       $14.77
  Dividend payout ratio                               40.22%       40.34%
  Weighted average shares
   outstanding                                    3,500,359    3,469,079

PERFORMANCE RATIOS
  Return on average equity                            11.54%       11.67%
  Return on average assets                             0.89%        0.86%
  Net interest margin                                  4.24%        4.36%
  Efficiency Ratio                                    62.46%       58.25%
  Average Earning Assets
   (in 000's)                                      $664,606     $652,017

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

                                                      Three months ended
(in $000's)                                                March 31,
                                                      2004         2003
                                                   ----------   ----------
Interest income:
     Interest and fees on loans                      $ 9,959      $10,687
     Interest and dividends on
      securities                                         932          925
          Total interest income                       10,891       11,612
Interest expense:
     Deposits                                          2,741        3,316
     Borrowings                                        1,227        1,380
          Total interest expense                       3,968        4,696
Net interest income                                    6,923        6,916
Provision for loan losses                                768        1,385
Noninterest income:
     Service charges on deposit
      accounts                                           759          697
     Trust fees                                           52           52
     Income from bank owned insurance                    163          172
     Gain on sale of loans                                 6          196
     Other                                               326          329
          Total noninterest income                     1,306        1,446
Noninterest expense:
     Salaries and employee benefits                    3,040        2,797
     Occupancy expense                                   328          332
     Furniture and equipment expense                     283          237
     Data processing expense                             178          160
     Other                                             1,358        1,398
          Total noninterest expense                    5,187        4,924
Income before income taxes                             2,274        2,053
Income taxes                                             708          593
NET INCOME                                            $1,566       $1,460

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(dollars in thousands except share
 and per share data)                           March 31,          December 31,
                                                 2004                2003
                                           ----------------     ----------------
ASSETS
Cash and cash equivalents                        15,600               17,753
Interest-bearing deposits in other banks            857                  859
Securities available-for-sale                    73,242               76,352
Securities held-to-maturity
  (estimated fair value:  2004 -
  $13,450 , 2003 - $13,547)                      12,592               12,835
Total loans                                     584,539              573,704
  Less:  Allowance for loan losses               (8,040)              (7,593)
     Net loans                                  576,499              566,111
Premises and equipment, net                       9,095                9,142
Accrued income receivable                         3,046                2,700
Goodwill                                          1,267                1,267
Bank owned life insurance                        13,358               13,222
Other assets                                      7,635                7,086
          Total assets                         $713,191             $707,327

LIABILITIES
Noninterest-bearing deposits                    $64,325              $62,235
Interest-bearing deposits                       465,761              445,274
     Total deposits                             530,086              507,509
Securities sold under agreements to
 repurchase                                      24,085               24,018
Other borrowed funds                             83,595              101,562
Subordinated debentures                          13,500               13,500
Accrued liabilities                               7,449                6,330
          Total liabilities                     658,715              652,919

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value,
 10,000,000 shares authorized; 2004 -
 3,667,356 shares issued,
 2003 - 3,658,212 shares issued)                  3,667                3,658
Additional paid-in capital                       31,216               30,962
Retained Earnings                                24,279               23,343
Accumulated other comprehensive income              696                  624
Treasury stock, at cost (2004 - 200,095
 shares, 2003 - 159,611 shares)                  (5,382)              (4,179)
          Total shareholders' equity             54,476               54,408
               Total liabilities and
                 shareholders' equity           $713,191            $707,327